CANCER GENETICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of the date of the last signature hereto ("Effective Date"), by and between Cancer Genetics, Inc., a Delaware corporation with its corporate headquarters at 201 Route 17 North, 2nd Floor, Rutherford, NJ 07070 (the "Company"), and Dr. Rita Shaknovich, ("Employee").

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.
Employment.    The Company hereby employs Employee in the capacity of the Chief Medical Officer (“CMO”) and Chair of the Clinical Advisory Board of the Company, reporting directly to the President and Chief Executive Officer of the Company (the "CEO"). Employee accepts such employment and agrees to perform such roles and provide such management and other services for the Company as are customary to such office and such additional responsibilities, consistent with the position as the Company's Chief Medical Officer and Chair of the Clinical Advisory Board, as may be assigned from time to time by the CEO. Medical directors, both employees and consultants, will report to Employee and Employee will share the responsibility of managing the activity, workflow and quality of the clinical laboratory directors and their teams, and will be responsible for designing and implementing a plan for strategic unified clinical laboratory oversight and portfolio development.

2.
Term.    The employment hereunder shall be for a period commencing on May 28, 2017 (the "Commencement Date") and ending on the two (2)-year anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated as provided in Section 4 or 5. This Agreement shall be automatically renewed for successive one (1)-year periods thereafter, commencing upon the expiration of the Initial Term, unless earlier terminated as provided in Section 4 or 5. Employee's employment following the Commencement Date will be on a full-time business basis requiring the devotion of substantially all of Employee’s productive business time for the efficient and successful operation of the business of the Company.

3.	Compensation and Benefits.

3.1	Cash Compensation.

(a)    For the performance of Employee's duties hereunder following the Commencement Date, the Company shall pay Employee an annual salary in the amount of three hundred and sixteen thousand dollars ($316,000.00) (“Base Compensation”). The Base Compensation shall be paid in installments every two weeks over twenty-six (26) pay periods per year, based on and in accordance with Company's regular payroll procedures.

3.2	Bonus Plan.

(a)    Employee shall be entitled to participation in the performance bonus compensation plan further defined in Section 3.2(b). Additional detail of the performance bonus compensation plan will be provided in written detail to Employee once the performance bonus compensation plan is adopted by the Board, which will occur within a reasonable time after the Commencement Date. Any bonus or incentive compensation paid to Employee shall be in addition to Base Compensation.

(b)    Employee shall be eligible annually for a performance-based bonus of up to twenty percent (20%) of Base Compensation, or sixty-three thousand and two hundred dollars ($63,200.00). The amount of the bonus shall be determined by the Board and the Company CEO, based on their reasonable assessments of Employee's performance and the Company's performance against appropriate goals established annually by the Board or the Compensation Committee of the Board after consultation with the Employee, prior to the beginning of the period of time from which the performance of the Employee would be evaluated and measured for such bonus. If all such goals are achieved for a given period, the amount of the bonus will be up to twenty percent (20%) of Base Compensation for that period. Employee's bonus, as earned, shall be payable at the later of (i) the end of the first fiscal quarter of the company following the end of the period for which the bonus was earned, or (ii) upon the issuance of the independent auditors' report for the period ending when the bonus was earned. The first bonus period shall be for the period commencing on the Commencement Date and ending at the last day of the Company's fiscal year in which the Commencement Date occurs, unless the Board reasonably determines that results in a stub bonus period (defined as a period of three (3) months or less) that is so short as to be impractical (in which event the first bonus period shall be said stub bonus period plus the next full Company fiscal year after the Company fiscal year in which the Commencement Date occurs). Thereafter, the bonus plan period shall be the Company fiscal year.

3.3    Stock Options and Restricted Stock Grant.

(a)    From time to time the Company may grant to employee under the Company's Stock Option Plan (or its successor stock plan) to purchase shares of the Company's common stock at a stated exercise price per share.

(b)    Effective on the Commencement Date, the Company shall grant to Employee a stock option under the 2011 Stock Option Plan (the "Plan") to purchase fifty thousand (50,000) shares of Common Stock, with the exercise price of the stock options fixed under the Plan as of the Commencement Date, with the option to be treated as an incentive stock option to the greatest extent permitted by law and a non-qualified stock option as to the balance, vesting in equal installments over a forty-eight (48)-month period beginning on the Commencement Date (the "Stock Options"). In the event of a Change of Control as defined in section 4 hereof, the Stock Options shall become subject to accelerated vesting conditions.

3.4    Benefits. Employee and Employee’s dependents shall be entitled to such medical/dental, disability and life insurance coverage and such 401(k) plan and other retirement plan participation, vacation, sick leave and holiday benefits, if any, and any other benefits as are made available either to Company's other senior executives or to the Company's personnel generally, whichever is greater, all in accordance with the Company's benefits program in effect from time to time. The Employee is responsible for paying the employee's portion of the benefit costs consistent with other similarly situated employees of the Company. The medical/dental, disability and life benefits provided to Employee under this Section 3.4 shall continue until, and shall terminate, six (6) months after a Termination Event pursuant to Section 4 or Section 5 hereof, except to the extent that Employee receives comparable benefits at a future employer during the six (6) months after the Termination Event, in which case the pertinent benefits from the Company shall end upon Employee's enrollment in the future employer's benefit plan.

3.5
Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable expenses including the cost of travel for business; home office operation; business meals and entertainment, incurred by Employee in performing her tasks, duties and responsibilities under Section 2 or otherwise in connection with and reasonably related to the furtherance of the Company's business. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy, and will comply with using the Company's electronic travel and expense software and travel planning systems.

3.6
Mobile Device & Phones. The Company shall provide a mobile phone that is compliant with the company policy and is HIPAA compliant. The Employee is welcome to use Employee’s own device or phone, but it must be registered with the Information Technology department and must follow the Company's "BYOD" (Bring Your Own Device) policies, including but not limited to setting up of passwords, backups of information and compliance with email and communication policies.

3.7    Moving Expenses. Intentionally Omitted.

4.	Change of Control.

4.1    In the event of a termination of Employee's employment hereunder by the Company without Cause or by Employee with Good Reason, within twelve (12) months following a Change of Control, the Company will promptly pay Employee, in lieu of the amounts required under Section 5.2(b) and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a), a severance amount, payable in a lump sum immediately upon the later of such termination of employment or Employee's execution of a Release in the form attached as Exhibit A (which the Company shall execute contemporaneously), equal to twelve (12) months base compensation, plus an amount equal to the prior year bonus.

4.2    In the event of a termination of Employee's employment hereunder by the Company with Cause or by Employee without Good Reason, within twelve (12) months following a Change of Control, the Company will promptly pay Employee, in lieu of the amounts required under Section 5.2(b) and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a), a severance amount, payable in a lump sum immediately upon the later of such termination of employment or Employee's execution of a Release in the form attached as Exhibit A (which the Company shall execute contemporaneously), equal to six (6) months base compensation, plus an amount equal to the prior year bonus.

4.3    As used herein, a "Change of Control" of the Company shall mean any of the following:

(i) the acquisition by any person(s) (individual, entity or affiliated or unaffiliated group) in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of direct or indirect record or beneficial ownership of 50% or more of the voting power with respect to matters put to the vote of the shareholders of the Company and, for this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission;

(ii) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding Shares of the common stock of the Company;

(iii) a sale of all or substantially all of the assets of the Company; or

(iv) the Board, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a "Change of Control": (1) any capital raised by the Company (not used for a redemption of outstanding shares); (2) the closing of any transaction that in good faith may be reasonably characterized as an acquisition of another entity by the Company rather than the other way around; or (3) any acquisition of the Company or its shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

5.	Termination

5.1    Termination Events. The employment hereunder will terminate upon the occurrence of any of the following events ("the Termination Event"):

(a)     Employee dies; or

(b)     The Company, by written notice to Employee or her personal representative, discharges Employee due to the inability to continue to perform the duties previously assigned to Employee hereunder prior to such injury, illness or disability for a continuous period exceeding 90 consecutive days or 180 out of 360 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician reasonably acceptable to the Company; provided, however, that prior to discharging Employee due to such disability, the Company shall give a written statement of findings to Employee or her personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Employee shall have a period of thirty (30) days thereafter to respond in writing to the Company's findings, whereupon the Company shall conduct a reasonable and fair hearing with the Employee and any supporting witnesses and evidence for the Employee to reach a final determination; or

(c)     Employee is discharged by the Company for "Cause". As used in this Agreement, the term "Cause" shall mean:

(i)
Employee's final and unappealed conviction of (or pleading guilty or "nolo contendere" to) any felony or a major misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Employee for Cause, the Company shall give a written statement of findings to Employee setting forth specifically the grounds on which Cause is based, and Employee shall have a period often (10) days thereafter to respond in writing to the Company's findings; or

(ii)
The Employee's (1) unreasonable failure to perform her duties, as determined by the Board of Directors, or (2) substantial and material breach of, or default under, this Agreement or the Proprietary Information and Invention Assignment Agreement (as defined herein), (3) The unreasonable failure of the Company, as determined by the Board of Directors, to meet reasonable benchmarks that are in control of the Employee, as may be agreed to from time to time by the

Employee and the Board of Directors. In the case of any of the conditions set forth in this Section 5.1(c)(ii), the Employee shall be given written notice of the intent of the Board of Directors to terminate the Employee's employment under this paragraph, and shall be permitted thirty (30) days from receipt of such written notice to promptly cure any such breach or default to the reasonable satisfaction of the Board.

(d)     Employee is discharged by Company other than in accordance with Section 5.l(a)(c) (a termination "without Cause"), which the Company may do at any time, with at least thirty (30) days advance written notice, subject to the full performance of the obligations of the Company to the Employee pursuant to Section 4 or Section 5.2, as the case may be; or

(e)    Employee voluntarily terminates her employment due to "Good Reason", which shall mean (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; (ii) a material diminution of the roles, responsibilities or duties and/or the position, title or authority of Employee hereunder; or (iii) a requirement that Employee report to any person(s) other than the CEO; or

(f) Employee voluntarily terminates her employment without Good Reason, which Employee may do at any time with at least thirty (30) days advance notice.

5.2	Effects of Termination.

(a)    Upon termination of Employee's employment hereunder for any reason, the Company will promptly pay Employee all Base Compensation owed to Employee and all bonuses earned, as previously defined in writing by the Company, and unpaid through the date of termination, which shall be the last day that Employee performs her duties for the Company (including, without limitation, salary and employee expenses reimbursements). Employee shall be paid for any performance bonus plan then in effect on a pro rata basis for that period of time during the fiscal year in which termination occurs, but such amount, if any shall only be paid at a commensurate time as other employees are paid their bonus amounts.

(b)    Unless Section 4 applies (in which case Section 4, and not this Section 5.2(b), will be followed), and in addition to the amounts required under Sections 3.4, 3.5 and 5.2(a):

(i)    Upon termination of Employee's employment under Sections 5.l(a), Company shall continue to pay the Base Compensation to the estate of the Employee for a period of ninety (90) days after such death.

(ii)    Upon termination of Employee's employment under Section 5.l(b), the Company shall pay Employee, commencing immediately upon such termination of employment, monthly (or biweekly at the Company's discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of six (6) months after termination.

(c)    Upon termination of Employee's employment under Section 5.l(d) or 5.1(e), the Company shall pay Employee, commencing immediately upon the later of such termination of employment or Employee's execution of a Release (which the Company shall execute contemporaneously) in the form attached as Exhibit A, monthly (or biweekly at the Company's discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of one (1) months after termination for every four (4) months of service, for a minimum payment of six (6) months’ Base Compensation and a maximum of twelve (12) months’ Base Compensation.

(d)    Upon termination of Employee's employment hereunder pursuant to Sections 5.l(b), 5.l(c), 5.l(d) or 5.1(f), Employee agrees as follows:

(i)    Any amounts paid according to above Section 4 or Section 5, following a termination event as described therein, are paid to Employee only for so long as Employee does not provide services to any commercial firm, corporation or other business enterprise which is involved in the business of development, marketing or providing a diagnostic service offering proprietary DNA probe or microarray or next generation sequencing to cancer researchers or physician practitioners or biotech and pharma companies that serve the cancer markets and categories in direct competition with the Company (“Competitive Engagements”). Employee agrees not to engage in Competitive Engagements for a period of six (6) months after the date of termination. Nothing in this Section 5.2(d) shall prevent Employee from accepting employment engagements, after the date of termination of her employment with the Company, with non-commercial entities including but not limited to research and academic institutions.

(ii)    Employee shall notify the Company in the event that she accepts a Competitive Engagement following six (6) months after her date of termination with the Company and she is still receiving payments according to above Sections 4 or 5. In such instance, Employee agrees and acknowledges that she will no longer be entitled to receive such payments from the Company.

(iii)    The terms of the Cancer Genetics, Inc. Confidentiality, Proprietary Information and Inventions Agreement shall remain in effect for the time periods specified in this Agreement.

(iv)    Employee will not knowingly, directly and actively solicit any individual to leave the Company's then full-time employ, for any reason, to join or be employed by any employer that then employs Employee as an employee, director, consultant or advisor.

(v)    Employee will not knowingly, directly and actively induce any provider, agent, customer, supplier, distributor, or licensee of the Company to cease doing business with the Company or to breach its agreement with the Company.

(e)    Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of the restrictive covenants set forth in Section 5.2(d). Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to seek equitable relief in the form of an injunction, precluding Employee from continuing to engage in such breach.

(f)    If any restriction set forth in Section 5.2(d) is held to be unreasonable, then Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

(g)    Except as required by law, Employee agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company's financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Employee or which reflects negatively upon Employee, including but not limited to statements regarding her financial condition, qualifications and professional competence.

6.	Conflicts of Interest

6.1    Duty to Disclose. Employee will provide the CEO and Board with a report on the existence of any actual conflicts of interest. In connection with any actual conflicts of interests, Employee will confidentially disclose the existence of any conflicts of interests, including her financial interest and the minimum about of facts necessary to assess the conflict of interest, to the CEO and Board or to any special committees with Board delegated powers considering the proposed transaction or arrangement. If the Board or committee has reasonable cause to believe that Employee has failed to disclose any actual conflict of interest, it shall inform Employee of the basis for such belief and afford Employee an opportunity to explain the alleged failure to disclose.

6.2    Determining Whether a Conflict of Interest Exists. After disclosure of the financial interest and the minimum about of facts necessary to assess the conflict of Interest, and after any discussion with the Employee, Employee shall excuse him/herself from the Board or committee meeting while the determination of whether a conflict of interest exists is discussed and voted upon. The remaining Board or committee members shall determine whether a conflict of interest exists. Notwithstanding the foregoing, however, prior approval of the Board of Directors shall not be required if the transaction falls below a de minimis threshold established by the Board.

6.3    Addressing Conflict. If the Board determines that Employee has an actual conflict of interest, the Company and Employee shall employ good faith actions to resolve the conflict of interest.

7.     General Provisions.

7.1    Assignment. Neither party may assign or delegate any of her or its rights or obligations under this Agreement without the prior written consent of the other party.

7.2    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties.

7.3    Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

7.4    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and

Employee's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

7.5    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New Jersey, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in New Jersey for all purposes.

7.6    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

7.7    Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

7.8    Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to the address set forth above, attention CEO, and in the case of Employee, to the address shown for Employee on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

7.9    No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

7.10    Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise provided by applicable law or a court of competent jurisdiction.

7.11    Counterparts. This Agreement may be executed by exchange of facsimile signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.12    Insurance on Employee. The Company shall be entitled to obtain and maintain, at the Company's expense, key person life insurance on the life of the Employee, naming the Company as the beneficiary of such policy. Employee agrees to cooperate with the Company and take all reasonable actions necessary to obtain such insurance, such as taking usual and customary physical examinations and providing true and accurate personal, health related information for any application at no cost to Employee.

7.13    Proprietary Information and Invention Assignment Agreement. The terms of the proprietary information and invention assignment agreement to be signed by Employee on the Commencement Date (the "Proprietary Information and Invention Assignment Agreement") are incorporated herein by reference. If there is any conflict between the terms of the Proprietary Information and Invention Assignment Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

7.14    409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Employee shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Company for purposes of Section 5 unless the Employee would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year of the last signature below.

CANCER GENETICS, INC.

By:     /s/ Panna Sharma

Date:     05/10/2017
Name: Panna Sharma
Title:    CEO & President

EMPLOYEE

/s/ Dr. Rita Shaknovich
Dr. Rita Shaknovich

Date:     05/11/2017

Address:

EXHIBIT A

RELEASE

1. In exchange for the good and valuable consideration set forth in the Employment Agreement between the parties, the undersigned individual ("Releasor"), on her own behalf and on behalf of her heirs, beneficiaries and assigns, hereby releases and forever discharges Cancer Genetics, Inc. and its subsidiaries and all of their respective officers and directors, employees, agents, attorney, successors and assigns (collectively, "Company Group"), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type (collectively, ''Claims") which Releasor has had in the past, now has, or might now have, through the date of the Releasor’s execution of this Release, in any way resulting from, arising out of or connected with her employment by Cancer Genetics, Inc. and its subsidiaries (collectively, "Company") or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation, and such as each may be amended from time to time, the Title VII of the Civil Rights Act of 1964,; the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, ERISA (excluding COBRA), the Fair Credit Reporting Act, OSHA, the Genetic Information Nondiscrimination Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Sarbanes Oxley Act of 2002, the False Claims Act, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey False Claims Act). “Claims” also means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorney’s fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, statutes, and/or regulations.

2. Excluded from the scope of this Release is (i) any claim or right of Releasor under any policy or policies of directors and officers liability insurance maintained by the Company as in effect from time to time; and (ii) any right of or for indemnification or contribution pursuant to contract and/or the Articles of Incorporation or By-Laws (or other charter documents) of the Company that Releasor has or hereafter may acquire if any claim is asserted or proceedings are brought against Releasor including, without limitation, if by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of the Company, or by any self-regulatory organization, stock exchange or the like, arising out of or related or allegedly related to the undersigned individual being or having been an officer or employee of the Company or to any of her actions, inactions or activities as an officer or employee of the Company; (iii) any rights or claims that may arise after the date Releaser signs this Agreement; (iv) any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); (v) claims for unemployment benefits; (vi) any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or (vii) Releasor’s rights to any vested benefits to which she is entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”).

3. This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) Releasor’s protected rights under federal, state or local employment discrimination laws (including, without limitation, the ADEA and Title VII) to communicate or file a charge with,

or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws. Therefore, nothing herein shall prohibit, interfere with or limit Releasor from filing a charge with, communicating with or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal, state or local agency. However, Releasor shall not be entitled to any relief or recovery (whether monetary or otherwise), and Releasor hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released herein;

(b) Releasor’s protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement;

(c) Releasor’s right to enforce the terms of this Agreement and to exercise her rights relating to any other Excluded Claims; or

(d) Releasor’s protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.

4. Releasor represents and warrants that she has no charges, lawsuits, or actions pending in hers name against any of the Company Group relating to any claim that has been released in this Agreement. Releasor also represents and warrants that she has not assigned or transferred to any third party any right or claim against any of the Company Group that she has released herein. Except with respect to the Excluded Claims, Releasor covenants and agrees that she will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Company Group with respect to any claim that has been released herein.

5. Releasor agrees, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Releasor’s employment with the Company. This may include, for example, making herself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and to appear to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse Releasor for reasonable out-of-pocket expenses and actual lost wages that she incurs in providing any requested cooperation, so long as she provides advance written notice to the Company of her request for reimbursement and provides satisfactory documentation of the expenses and actual lost wages. Nothing in this section is intended to, and shall not, preclude or limit Releasor’s protected rights described in the Excluded Claims.

6. Releasor confirms that has returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in her possession, custody or control. Releasor also represents and warrants that she has not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Releasor also agrees that she will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which she has password-protected on any of its computer equipment or on its computer network or system.

7.    The undersigned individual further acknowledges that she has been advised by this writing that: (a) her waiver and release in this Release does not apply to any rights or claims that may arise after the execution date of this Release; (b) that she is encouraged by Company and has the right to consult with an attorney prior to executing this Release; (c) she has been provided with up to twenty-one (21) to review and consider this Release ; (d) she has seven (7) days following her execution and delivery of this Release to revoke this Agreement by so notifying the Company in writing (c/o the CEO); and (e) this Release shall not be effective until the date upon which the seven (7) day revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Release is executed by the undersigned individual.

8.    The Company hereby releases and forever discharges the Releasor and her heirs, beneficiaries and representatives and assigns, both individually and in their official capacities, from any and all Claims (defined above) which it has had in the past, now has, or might now have, through the date of its execution and delivery of this Release, in any way resulting from, arising out of, or connected with Releasor’s employment with the Company or separation therefrom. Company agrees not to take any action that is designed, specifically as to you or with respect to a class of similarly situated employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to Releasor, as described above, or under any such policy or policies of directors and officers liability insurance, unless any such abridgement or elimination of rights also is generally applicable to all then-current officers and employees of the Company. Notwithstanding the foregoing, nothing herein shall constitute a release by Company against Releasor for fraud, theft, or illegal acts or omissions.

9.    This Release does not constitute an admission by the Company or by the undersigned individual of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights. This Release is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both the undersigned individual and a duly authorized officer of the Company.

10.    This Release will bind the heirs, personal representatives, successors and assigns of both the undersigned individual and the Company, and inure to the benefit of both the undersigned individual and the Company and their respective heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of New Jersey as applied to contracts made and to be performed entirely within New Jersey.

Cancer Genetics, Inc. Employee

By: ______________________________         ____________________________
Name/Title:         Name: Dr. Rita Shaknovich